SUBSCRIPTION AND SHARE PURCHASE AGREEMENT

          THIS AGREEMENT, dated as of September 19, 1996, by an among WESTSPHERE EQUITY HOLDINGS, LTD., a corporation organized and existing under the laws of the Cayman Islands ("Equity"); WESTSPHERE EQUITY HOLDINGS II, LTD., a corporation organized and existing under the laws of the Cayman Islands ("Equity II"); WESTSPHERE FUNDING, LTD., a corporation organized and existing under the laws of the Cayman Islands ("Funding"); WESTSPHERE FUNDING II, LTD., a corporation organized and existing under the laws of the Cayman Islands ("Funding II"); CLF, LTD., a corporation organized and existing under the laws of the Cayman Islands ("CLF"); WESTSPHERE FUNDING II, L.P., a limited partnership constituted and existing under the laws of the State of Delaware ("Funding II, L.P.") (together, the "Investors"); and PORTFOLIO INVESTMENT COMPANY LIMITED, a corporation organized and existing under the laws of the Cayman Islands (the "Company");


                                    RECITALS

          WHEREAS, the Company has been established by the Investors for the purpose of holding and selling certain investments in corporations located in the United States of America which initially consists in the USML Shares (as hereinafter defined), the Holding Shares (as hereinafter defined) and the Note (as hereinafter defined), together with any cash (including interest accrued thereon) derived from such investments (together, the "Portfolio") all of which are currently owned by the Investors as described in Schedule I hereto;

          WHEREAS, each of the Investors desires to participate as an equity investor in the Company by purchasing, and the Company wishes to sell, the Shares (as hereinafter defined);

          WHEREAS, the Company desires to purchase from each of the Investors, and the Investors wishes to sell, the Portfolio;

          NOW, THEREFORE, in consideration of the mutual promises, the covenants and agreements contained herein together with other consideration, the adequacy and receipt of which is hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I.

                                   Definitions

          1.1 Certain Definitions. As used in this Agreement, the following definitions shall have the following meanings (such definitions to be equally applicable to both singular and plural forms of the terms defined):

          "Agreement": this Subscription and Share Purchase Agreement, as amended, supplemented or otherwise modified from time to time.

          "Applicable Law": as to any Person (a) the Certificate of Incorporation, Memorandum of Association and Articles of Association or other organizational or governing documents of such Person, (b) any law, treaty, rule, regulation, ordinance, decree, injunction, writ or order or any determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Person.

          "Closing": the closing of the purchase and sale of the Shares pursuant to this Agreement to take place at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York.

          "Closing Date": unless otherwise agreed by the parties hereto, the date upon which the conditions set forth in Article VII of the Fiscal Agency Agreement are satisfied.

          "Company":  as defined in the Recitals hereto.

          "Fiscal Agency Agreement": refers to the Fiscal Agency Agreement, dated as of the date hereof, by and between the Company and The Bank of New York, London Branch, as fiscal and paying agent, as amended, supplemented or otherwise modified from time to time.

          "Governmental Approval": authorizations, consents, approvals, waivers, exemptions, variances, franchises, permissions, permits and licenses of, and filings and declarations with, any Governmental Authority.

          "Governmental Authority": any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Holding": refers to Southland Food Services Holding Corporation, a Delaware corporation.

          "Holding Shares": means 90 fully paid and nonassessable shares of the existing common stock of Southland Food Services Holding Corporation, a Delaware corporation.

          "Note": means a certain note issued to Funding II by Holding for the aggregate amount of US$3.35 million.

          "Notes Due 1999":  as defined in Section 4.2.

          "Person": any individual, firm, corporation, partnership, group, trust, joint venture, Governmental Authority or other entity, and shall include any successor (by merger or otherwise) of such entity.

          "Placement Agent": refers to WestSphere Investment Management, S.A. as placement agent under the Placement Agreement.

          "Placement Agreement": means the Placement Agreement by and among the Company, as issuer, and WestSphere Investment Management S.A., as placement agent, executed on September 19, 1996 whereby the Company issued and the Placement Agent agreed to place the Notes Due 1999 and provide certain additional services to the Company.

          "Shares": the shares of common stock of the Company as set forth in the Articles of Association.

          "US$" or "U.S. dollars: dollars in lawful currency of the United States of America.

          "USML Shares": means 2,178,223 fully paid and nonassessable shares of the existing common stock of Universal Standard Medical Laboratories, Inc., a Michigan company publicly registered with the U.S. Securities and Exchange Commission and NASDAQ listed.

          1.2 Additional Defined Terms. For facility of use certain additional terms are defined within the Agreement at the point of reference.


                                   ARTICLE II.

                          Subscription of Common Shares

          Upon the terms and subject to the conditions of this Agreement, the parties hereto agrees as follows

          2.1 Subscription of Shares. At the Closing, each of the Investors will subscribe the number of Shares of the Company set forth opposite the name of such Investor on Schedule I hereto, at the subscription price of US$1.00 per Share. The price of subscription will be deducted from the amounts payable to each Investor by the Company for the Portfolio, in accordance with the respective amounts otherwise payable by such Investor.

          2.2 Delivery of Certificates. The issuance, sale and purchase of the Shares shall be evidenced by the Company delivering or causing to be delivered to each Shareholder one or more certificates representing the number of Shares purchased by such Shareholder, such certificate or certificates to be duly registered in the name of the Shareholder on the books of the Company in accordance with the Articles of Association.


                                  ARTICLE III.

                            Purchase of the Portfolio

          Upon the terms and subject to the conditions of this Agreement, the parties hereto agree as follows:

          3.1 Purchase and Sale of Shares. 1. At the Closing, the Company agrees to purchase and each Investor agrees to sell the USML Shares, Holding Shares and Note (together, the "Portfolio") in amount and for the consideration set forth opposite the name of each Investor on Schedule II hereto. The amount of consideration is calculated at 58.31% of the estimated fair market value of the Portfolio. The Investors acknowledge and agree that the discount to market value is fair and reasonable in the light of their maintenance of an indirect interest in the Portfolio through their ownership of the Company. The consideration amount set forth in Schedule II, after adjustment in accordance with Section 3.2 hereof, will be payable the first business day immediately following Closing by wire transfer in immediately available funds to the accounts designated by the Investors on Schedule IV hereto. At Closing, the Investors shall deliver to the Company certificates evidencing the USML Shares and the Holding Shares, duly endorsed in blank or with a duly executed stock transfer power attached and the Note, duly assigned to the Company.

          3.2 Repayment of Debt. In partial payment of the consideration, the Company agrees to repay or arrange for the repayment of certain obligations of certain Investors not in excess of an aggregate of US$3,000,000 (the

"Investor Debt"). The persons to whom such Investor Debt is payable, together with the amounts owing (interest and principal) are set forth in Schedule III hereto. As a result, the consideration payable by the Company to such Investors for the Portfolio is reduced in recognition of the Company's agreement to repay the Investor Debt. The Company has entered into the Placement Agreement with the Placement Agent, an affiliate of the Investors, pursuant to which the Placement Agent has agreed to place the Notes Due 1999 and allocate the proceeds therefrom in accordance with the instructions contained in such agreement, including, without limitation, the payment of the amounts owed hereunder and the payment of the Investor Debt. The Placement Agent shall use its best efforts to obtain an executed release from the creditors of such Investors.

          3.3 Irrevocability of Transfer. The Investors agree that, upon satisfaction of the conditions to Closing set forth in Article VI of the Fiscal Agency Agreement, the transfer of the Portfolio is irrevocable. In that regard, the Investors accept any risk of nonpayment from the Placement Agent and will look to the Placement Agent as third party beneficiaries under the Placement Agreement for payment of the amounts owed hereunder and for evidence of repayment of the Investor Debt and releases from the creditors for the Investor Debt.

                                   ARTICLE IV.

                                    Put Right

          4.1 Put Right. The Company shall have the right (a "Put Right") to require at any time the Investors to purchase all, but not less than all, the Portfolio, or whatever portion of the Portfolio is remaining at such time, at the Put Price (as hereinafter defined). Each Investor acknowledges and agrees that it will purchase, upon prior receipt of notification pursuant to this
Section 4.1, the Portfolio (or the remaining portion thereof) by paying its pro rata share of the Put Price in accordance with its proportional interest in the capital stock of the Company. The Company shall give written notice to the Investors of its intention to exercise its Put Right with at least 30 days prior to the date of exercise.

          4.2 Put Price. The "Put Price" shall be equal to the sum of (i) the interest accrued and payable on the notes issued by the Company pursuant to the Fiscal Agency Agreement (the "Notes Due 1999") through the date of exercise,
(ii) the principal outstanding on the Notes Due 1999, (iii) any premium, prepayment or other charge due and payable on the Notes Due 1999 in accordance with the Fiscal Agency Agreement and (iv) additional amounts, if any, required to pay the Company's fees and expenses related to the Notes Due 1999.


                                   ARTICLE V.

                         Representations and Warranties

          5.1 Representations and Warranties of the Investors. Each of the Investors represents and warrants to each other party that, as of the date of this Agreement and as of the Closing Date, with respect to itself:

          (a)   Organization and Standing.  Such party:

                (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation except for Funding II L.P. which is a limited partnership existing under the laws of the Cayman Islands; and

                (ii) has all requisite organizational power and authority necessary to enable it to use its corporate name and to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted or intended.

          (b) Authority. Such party has all requisite organizational power and authority to enter into this Agreement to which it is a party and to consummate the transactions intended hereby and thereby. The execution and delivery by such party of this Agreement and the consummation by such party of the transactions contemplated hereby and thereby, have been duly authorized by all necessary organizational action on the part of such party. This Agreement has been, or will at the Closing have been, duly executed and delivered by such party and constitute, or will at the Closing constitute, its legal, valid and binding obligations, enforceable against such party in accordance with their respective terms. The execution and delivery by such party of this Agreement does not and did not, and the consummation of the transactions and compliance with the terms of this Agreement will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of any material benefit under or result in or require the creation, imposition or extension of any lien upon any of its properties or assets under (A) any contract, (B) any provision of its constitutive documents or (C) any judgment or Applicable Law, except, with respect to clauses (A) or (C), for such conflicts, violations, defaults, rights or losses that, individually or in the aggregate, would not have a material adverse effect on such party's ability to perform its obligations under this Agreement in accordance with their respective terms. No Governmental Approval or approval of any other Person is required to be obtained or made by such party or any of its Affiliates in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or thereby.

          (c) Ownership. Such party is the registered and beneficial owner of all Portfolio listed opposite its name on Schedule II hereto, free and clear of all liens, charges, encumbrances, security interests, options, pledges, transfer restrictions or any other claims or third party rights.

          5.2   Representations and Warranties of the Company
The Company represents and warrants to each other party that, as of the date of this Agreement and as of the Closing Date, with respect to itself:

          (a)   Organization and Standing.  The Company:

                (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; and

                (ii) has all requisite corporate power and corporate authority necessary to enable it to use its corporate name and to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted or intended.

          (b) Authority. The Company has all requisite corporate power and corporate authority to enter into this Agreement and to consummate the transactions intended hereby and thereby. The execution and delivery by the

Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been, or will at the Closing have been, duly executed and delivered by the Company and constitute, or will at the Closing constitute, its legal, valid and binding obligations, enforceable against the Company in accordance with their respective terms. The execution and delivery by the Company of this Agreement does not and did not, and the consummation of the transactions and compliance with the terms of this Agreement to which it is a party will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of any material benefit under or result in or require the creation, imposition or extension of any lien upon any of its properties or assets under (A) any contract, (B) any provision of its constitutive documents or (C) any judgment or Applicable Law, except, with respect to clauses (A) or (C), for such conflicts, violations, defaults, rights or losses that, individually or in the aggregate, would not have a material adverse effect on the Company's ability to perform its obligations under this Agreement in accordance with their respective terms. No Governmental Approval or approval of any other Person is required to be obtained or made by the Company or any of its Affiliates in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or thereby.

          (c) Authorized Capital. The authorized capital stock of the Company consists of 50,000 shares of common stock, nominal (par) value US$1.00. All issued and outstanding shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company does not have outstanding any rights (preemptive or other) to subscribe for or to purchase, or any warrants or options for the purchase of, or any agreements, understandings or arrangements providing for or other obligations requiring the issuance (contingent or other) of, or any calls, commitments or claims of any character relating to, any shares of any class of its capital stock or any securities convertible into or exchangeable for any such stock. The Company is not subject to any obligations (contingent or other) to repurchase or otherwise acquire or rescind the sale of any shares of any class of its stock or any securities, rights or options related thereto.


                                   ARTICLE VI.

                                    Covenants

          In order to induce the Investors to enter into this Agreement, the Company agrees and covenants with the Shareholders that it will be subject to the covenants set forth in Article VIII of the Fiscal Agency Agreement as if the same appeared in their entirety herein.



                                  ARTICLE VII.

                            Miscellaneous Provisions

          7.1 Expenses. All costs and expenses incurred in connection with this Agreement, shall be paid by the Company.

          7.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

          7.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.

          7.4 Assignment. No party may assign or otherwise transfer any of its rights or obligations under this Agreement by operation of law or otherwise, without the prior written consent of the other Parties, which consent shall not be unreasonably withheld. Any purported or attempted assignment contrary to the terms hereof shall be null and void and of no force or effect.

          7.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          7.6 Headings. The sections headings contained in this Agreement are inserted for convenience only and are not part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

          7.7 Notices. Notices given under this Agreement shall be in writing and shall be effective when actually delivered to such party by hand, telex or telecopy to an officer of such party or on the date indicated on the signed receipt if sent by mail, postage prepaid;

          (a) if to the Investors, shall be delivered or sent by mail, telex or facsimile transmission to WestSphere Investment Management S.A., Av. Adolfo Davila 740, piso 4, oficina 18, Dock 5 Puerto Madero (1107), Buenos Aires, Argentina, Attention: Armando C. Braun, Chairman, cc to: Walter Fonseca, Director;

          (b) if to the Company, shall be delivered or sent by mail, telex or facsimile transmission to the Company at P.O. Box 309 63 SMB, Grand Cayman, Cayman Islands, BWI, Attention: Barbara McDonald.

          7.8 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the Cayman Islands.

          7.9 Amendments and Waivers. This Agreement may be amended, modified, superseded or canceled and any of its terms, covenants, representations, warranties, undertakings or conditions may be waived only by an instrument in writing signed by (or by some person duly authorized by) all of the parties hereto or, in the case of a waiver, by the party waiving compliance.

          7.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

          7.11 Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

          7.12 No Violation of Law. This Agreement shall not be construed to require either party to be compelled to do any act or remain in any situation in violation of any law applicable to such party.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.


                                    PORTFOLIO INVESTMENT COMPANY
                                      LIMITED

                                    By:   /s/ Pablo Stalman
                                         Pablo Stalman
                                         Attorney-in-fact



                                    WESTSPHERE EQUITY HOLDINGS, LTD.

                                    By:   /s/ Joseph J. Vadapalas
                                         Joseph J. Vadapalas
                                         Attorney-in-fact



                                    WESTSPHERE EQUITY HOLDINGS II, LTD.



                                    By:   /s/ Joseph J. Vadapalas
                                         Joseph J. Vadapalas
                                         Attorney-in-fact



                                    WESTSPHERE FUNDING, LTD.

                                    By:   /s/ Joseph J. Vadapalas
                                         Joseph J. Vadapalas
                                         Attorney-in-fact



                                    WESTSPHERE FUNDING II, LTD.

                                    By:   /s/ Joseph J. Vadapalas
                                         Joseph J. Vadapalas
                                         Attorney-in-fact



                                    CLF, LTD.

                                    By:   /s/ Joseph J. Vadapalas
                                         Joseph J. Vadapalas
                                         Attorney-in-fact

                                    WESTSPHERE FUNDING II, L.P.

                                    By:   /s/ Joseph J. Vadapalas
                                         Joseph J. Vadapalas
                                         Attorney-in-fact

                                   SCHEDULE I


          The following sets forth the names of the Investors and the number of Shares to be purchased by each:


Name                                                          Shares

WestSphere Equity Holdings, Ltd.                              21,695

WestSphere Equity Holdings II, Ltd.                            1,015

WestSphere Funding, Ltd.                                       4,875

WestSphere Funding II, Ltd.                                   13,605

CLF, Ltd.                                                      2,110

Funding II L.P.                                                6,700

         Total                                                50,000

                                   SCHEDULE II


                 The following sets forth the securities comprising the Portfolio to be sold by each Investor and the total consideration to be received therefor (adjusted for any assumption of debt):


Investors                               PortfolioConsiderationNet Amount

(1)  Equity                        100,000 USML Shares
                                  1,235,558 USML SharesUS$3,115,208 US$665,513
                                          -Debt<2,449,695>
                                              665.513

(2)  Equity II                      90 Holding Shares145,775 145,775

(3)  Funding                       300,018 USML Shares699,762 149,457
                                             <550,305>
                                          -Debt149,457

(4)  Funding II                     US$3,350,000 Note1,953,385 1,953,385

(5)  CLF                           130,000 USML Shares303,212 303,212

(6)  Funding II, L.P.              412,647 USML SharesUS$ 962,458   962,458

                                             US$4,179,800

                                  SCHEDULE III

                 The following sets forth the persons who hold the Investor Debt and the amount of such debt (principal and interest) held by each such person:


                            Names                          Debt Amount

                                   SCHEDULE IV


                 The following sets forth the account numbers for each of the Investors for wiring instructions:


BankAmerica International
335 Madison Avenue
New York, NY
Fedwire Number: 026009593
For Credit: BankAmerica Trust & Banking Corp.
         (Cayman) Ltd.
Account No. 19489
For Further Credit: WestSphere Funding Ltd.
Account No. B1752